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                                                Filed pursuant to Rule 424(b)(3)

                                                                File # 333-64982

                FIFTH PROSPECTUS SUPPLEMENT DATED JANUARY 2, 2003

                                       TO

                         PROSPECTUS DATED JULY 19, 2001

                                2,425,373 SHARES

                           CHAMPION ENTERPRISES, INC.

                                  COMMON STOCK
                                ($1.00 PAR VALUE)

         This prospectus supplement supplements the prospectus dated July 19, 2001 of Champion Enterprises, Inc. ("Champion") relating to 2,425,373 shares of common stock, $1.00 par value per share, of Champion issuable upon conversion of Convertible Promissory Notes held by the selling shareholders. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information presented in this prospectus supplement supercedes the information contained in the prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is January 2, 2003.



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         The section of the Prospectus under the heading "Selling Shareholders"
is amended to read in its entirety as follows:

         Certain information concerning the selling shareholders is provided below. The following table was restated in a supplement to this Prospectus dated January 2, 2003 and reflects selling shareholder information as of that date.

                                                                      Shares of Common Stock
                                                                   ----------------------------
                                                                    Beneficially                  Percent of
                              Present Positions, Offices or         owned as of      Offered     class owned
                         Relationships with the Company and its     date of this     by this        after
    Name                   Affiliates During the Past 3 Years        Prospectus     Prospectus     Offering
    ----                   ----------------------------------        ----------     ----------     --------
                                           (1)                          (2)            (3)           (4)
John Bushman            Consultant                                     155,823         562,875        0
ICA Group, Inc.         N/A                                            192,300         663,869        0
Investment Corp. of     N/A                                             74,215         261,503        0
America
Ed Lasater              President                                       60,256         187,127        *
Roger Lasater           Senior Vice President Sales & Marketing
                        for Champion Enterprises, Inc.
                        Formerly, President, Whitworth
                        Management, Inc.                                58,568         120,873        *
Jeff Bushman            Formerly, Regional Vice President               40,914         147,006        *
Gary Chipman            Regional Vice President                         28,755         103,174        *
Jim Kirk                Formerly, Regional Vice President of
                        Homes America of Arizona, Inc.                  34,080         101,812        *
Harvey Andrews          Formerly, General Manager                       21,192          75,926        *
Brad Bushman            Formerly, General Manager Wholesale
                        Division                                        16,707          62,664        *
Sandy Tucker            General Manager                                  4,474          15,665        *
Mike McGinnis           Director of Training
                        Formerly, General Manager                       25,847          45,943        *
Ben Spector             Formerly, General Manager                       12,760          28,891        *
Gay Cleary              General Manager                                  6,279           2,519        *
Andy Lasater            Executive Vice President                         8,338          24,968        *
Ron Borders             Salesman
                        Formerly, General Manager                        2,271           7,734        *
Eddie Harrison          Regional Vice President
                        Formerly, General Manager                        5,674          12,824        *

* Less than 1%

(1) Unless otherwise indicated, the office or position listed is with A-1 Homes Group, Inc., a wholly-owned subsidiary of Champion Enterprises, Inc.

(2) Consists of shares of the Company's common stock beneficially owned by the selling shareholder excluding any shares to be received by the selling shareholder upon conversion into common stock of any payments due to the selling shareholder after January 2, 2003 under the Convertible Promissory Notes.

(3) Assumes conversion into common stock of all of the payments due to the selling shareholder under the Convertible Notes at a conversion price of $10.72 per share, based upon the average of the high and low reported sales price of the Company's


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     common stock for July 10, 2001. This conversion price and, therefore, the number of shares of common stock issuable upon conversion of the payments under the Convertible Promissory Notes are subject to adjustment.

(4) Assumes sale of all common stock issuable upon conversion of the payments due to the selling shareholder under the Convertible Promissory Notes.







































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